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                                                               EXHIBIT 12.1

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                           PRO FORMA                        HISTORICAL
                         --------------  ---------------------------------------------------
                         31-MAR  31-DEC  31-MAR  31-MAR 31-DEC  31-DEC 31-DEC 31-DEC  31-DEC
                          1998    1997    1998    1997   1997    1996   1995   1994    1993
                         ------  ------  ------  ------ ------  ------ ------ ------  ------
                                          (DOLLAR AMOUNTS IN MILLIONS)
Income for Fixed Charge
 Coverage
 Income Before Tax...... $18.9   $ 72.2  $21.5   $15.2  $ 80.1  $ 71.9 $ 76.9 $55.6   $ 67.6
 Distributions Received
  Greater (Less) than
  Equity in Earnings of
  Affiliates............  (4.7)    (1.1)  (4.7)    1.8    (1.1)   16.1   18.4  (1.1)    (2.3)
                         -----   ------  -----   -----  ------  ------ ------ -----   ------
 Income for Fixed
  Charge Coverage....... $14.2   $ 71.1  $16.8   $17.0  $ 79.0  $ 88.0 $ 95.3 $54.5   $ 65.3
                         =====   ======  =====   =====  ======  ====== ====== =====   ======
Fixed Charges
 Group Interest
  Expense............... $12.0   $ 50.0  $ 4.9   $ 5.7  $ 21.7  $ 23.2 $ 26.3 $25.8   $ 26.1
 Group Share of
  Interest Expense of
  Affiliates
   NJ Venture...........   1.7      7.0    1.7     1.8     7.0     7.3    7.6   7.8      7.9
   Camden Cogen.........   1.4      7.0    1.4     1.8     7.0     7.7    8.2   8.6      9.0
 Amortization of
  Deferred Financing
  Costs.................   0.1      0.2    0.1     0.1     0.2     0.2    0.2   0.3      1.3
 Portion of Rent
  Expense
  Representative of
  Interest Factor.......    --      0.1     --      --     0.1     0.2    0.1   0.1      0.1
                         -----   ------  -----   -----  ------  ------ ------ -----   ------
 Total Fixed Charges.... $15.2   $ 64.3  $ 8.1   $ 9.4  $ 36.0  $ 38.6 $ 42.4 $42.6   $ 44.4
                         =====   ======  =====   =====  ======  ====== ====== =====   ======
Income Plus Fixed
 Charges................ $29.4   $135.4  $24.9   $26.4  $115.0  $126.6 $137.7 $97.1   $109.7
                         =====   ======  =====   =====  ======  ====== ====== =====   ======
Fixed Charge Coverage...   1.9      2.1    3.1     2.8     3.2     3.3    3.2   2.3      2.5
                         =====   ======  =====   =====  ======  ====== ====== =====   ======
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